Filed Pursuant to Rule 433 Registration Nos. 333-226529-04

$1.25bln Capital One Prime Auto Receivables Trust 2021-1 (COPAR 2021-1)

Joint Leads: J.P. Morgan (struc), Barclays, BofA

Co-Managers: Academy Securities, Capital One Securities, Credit Suisse, RBC

TOTAL OFFERED

CL	AMT($MM)	AMT($MM)	WAL	M/S&P/F	P.WIN	E.FNL	L.FNL	SPREAD		YLD%	CPN%	$PX
A1	278.000	264.100	0.23	P-1/A-1+/F1+	1-7	05/22	11/22	IntL	+1	0.13428	0.13428	100.00000
A2	466.200	442.890	1.09	Aaa/AAA/AAA	7-21	07/23	02/25	EDSF	+6	0.329	0.32	99.99050
A3	466.200	442.890	2.51	Aaa/AAA/AAA	21-43	05/25	09/26	IntS	+6	0.772	0.77	99.99811
A4	105.390	100.120	3.62	Aaa/AAA/AAA	43-44	06/25	04/27	IntS	+6	1.052	1.04	99.96553

*	WAL to 1.3% ABS and 10% clean-up call

Expected Settle :	10/27/21	Registration : SEC Registered
First Pay Date :	11/15/21	ERISA Eligible : Yes
Expected Ratings :	Moody’s, S&P, Fitch	Deal Size : $1.25bln
Ticker :	COPAR 2021-1	Min Denoms : $1k x $1k
Bill & Deliver :	J.P. Morgan
Expected Pricing :	Priced
CUSIPs :	A1 14044CAA0	Available Information:
	A2 14044CAB8 *	Prelim Prospectus: Attached
	A3 14044CAC6 *	Ratings FWP : Attached
	A4 14044CAD4 *	IntexNet/CDI : Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.